Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 3, 2005, relating to the financial statements and financial statement schedules of Strategic Hotel Capital, Inc., appearing in the Annual Report on Form 10-K of Strategic Hotel Capital, Inc. for the year ended December 31, 2004, and to the reference to us under the heading "Experts" in the Prospectus, which is incorporated by reference in this Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois

January 24, 2006